EXHIBIT 8.1
The following is a list of all of the Company’s significant subsidiaries, their jurisdiction of incorporation and the names under which they do business, if different from their name.

Company	Jurisdiction	Any other name under which they do business
BHL Solar Technology Company Limited (“BHLHK”)	Hong Kong	N/A

Linsun Renewable Energy Corporation Limited	Hong Kong	N/A

Sino Solar Technology (HK) Ltd (“Sino Solar”)	Hong Kong	N/A

LSP Solar GmbH	Germany	N/A

China Green Industry Group Limited (“Green Industry”)	BVI	N/A

China Green Holdings Limited (“Green Holdings”)	BVI	N/A

Sinofield Group Limited (“Sinofield”)	BVI	N/A

Southwick International Limited (“Southwick”)	BVI	N/A

Trenda International Limited (“Trenda”)	BVI	N/A

Linsun Power Technology (Quanzhou) Corp. Ltd.	China	LSP

Shenzhen Helios New Energy Technology Limited (”Shenzhen Helios Energy”)	China	N/A

China Merchants Zhangzhou Development Zone Trendar Solar Tech Ltd. (“Zhangzhou Trendar Tech”)	China	N/A

China Merchants Zhangzhou Development Zone Trenda Solar Ltd. (“Zhangzhou Trenda”)	China	N/A

China Green Investment Group Limited (“Green Investment”)	BVI	N/A

Faster Assets Limited (“Faster Assets”)	BVI	N/A

China Merchants Zhangzhou Development Zone Broad Shine Solar Technology Limited (“Broad Shine”)	China	N/A